Exhibit (e)(11)

IN-HOUSE COUNSEL
INDEMNIFICATION AGREEMENT

     This Indemnity Agreement, dated as of March 28, 2003, is made by and between Net2Phone, a Delaware corporation (the "Company"), and Glenn Williams (the "Indemnitee").

     WHEREAS, the Company is aware that competent and experienced attorneys may be reluctant to serve, or continue serving, as in-house employee-attorneys ("Counsel") of the Company and its Subsidiaries and Affiliates unless they are protected by legal malpractice insurance and/or adequate indemnification, due to exposure to litigation costs and risks resulting from their service to such entities; and

     WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve as Counsel of the Company and Affiliates; and

     WHEREAS, the Company recognizes the difficulty and expense in obtaining attorney malpractice insurance that fully and adequately covers Counsel for their acts and omissions during the course of rendering legal services to or on behalf of the Company and its Subsidiaries and Affiliates; and

     WHEREAS, in lieu of obligating itself to provide adequate malpractice insurance for the benefit of Counsel, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify and hold Counsel harmless for past representation and to advance expenses on behalf of Counsel to the fullest extent permitted by applicable law so that they will continue to serve the Company; and

     WHEREAS, the Company's Bylaws and Section 145 of the General Corporation Law of Delaware, under which the Company is organized, empowers the Company to indemnify its employees and agents by agreement and to indemnify employees who serve at the request of the Company;

     WHEREAS, on June 14, 2001, the Board of Directors of the Company authorized the Chairman, Chief Executive Officer or President of the Company to execute and deliver an Indemnity Agreement indemnifying and holding harmless all counsel presently or hereinafter employed as members of the Legal Department of the Company or otherwise acting at the direction of the Company as employee-attorney on behalf of the Company or its Subsidiaries or Affiliates from and against any and all claims to the fullest extent permitted by law (including legal fees and collection thereof, charges and related expenses reasonably incurred in defending against any such Claims or enforcing the indemnification arrangement):

     NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1.	INDEMNIFICATION.

(a) THIRD PARTY PROCEEDINGS. The Company shall indemnify Indemnitee if Indemnitee is or was a witness in any proceeding involving the Company, or if Indemnitee is or was party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was Counsel, employee or agent of the Company, or a Subsidiary or Affiliate (as hereinafter defined), or by reason of any action or inaction on the part of Indemnitee while Counsel, employee or agent or by reason of the fact that Indemnitee is or was serving at the request of the Company as Counsel, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or person, against expenses (including reasonable attorneys' fees), judgments, fines, ERISA excise taxes and penalties and amounts paid in connection with the investigation, defense, appeal or settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Indemnitee in connection with such action or proceeding unless the Company shall establish, by clear and convincing evidence, in accordance with the procedures described in subsection 2(c) of this Agreement, that Indemnitee intentionally acted in bad faith and in a manner that Indemnitee did not reasonably believe to be in the best interests of the Company, the Subsidiary or Affiliate and, with respect to any criminal action or proceeding, had reasonable cause to believe Indemnitee's conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption (i) that Indemnitee acted in bad faith and in a manner which Indemnitee did not reasonably believe to be in the best interests of the Company, or (ii) with respect to any criminal action or proceeding, that Indemnitee had reasonable cause to believe that Indemnitee's conduct was unlawful.

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(b) DERIVATIVE ACTIONS. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any shareholder derivative proceeding by reason of the fact that he is or was Counsel or another agent of the Company, Subsidiary or Affiliate or by reason of anything done or not done by him in any such capacity, the Company shall indemnify the Indemnitee against any amounts paid in settlement of any such proceeding and all expenses (including reasonable attorneys' fees) actually and reasonably incurred by him connection with the investigation, defense, settlement, or appeal of such proceeding, unless the Company shall establish, by clear and convincing evidence, in accordance with the procedures described in subsection 2(c) of this Agreement, that Indemnitee intentionally acted in bad faith and in a manner that Indemnitee did not reasonably believe to be in the best interests of the Company, the Subsidiary or Affiliate. The Company shall indemnify the Indemnitee against judgments, fines, and ERISA excise taxes and penalties to the same extent and subject to the same conditions as described in the immediately preceding sentence.

(c) FIRST PARTY PROCEEDINGS. The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the Company or any Subsidiary or Affiliate of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was Counsel, employee or agent of the Company, or any Subsidiary or Affiliate of the Company, or by reason of any action or inaction on the part of Indemnitee while Counsel, employee or agent or by reason of the fact that Indemnitee is or was serving at the request of the Company as Counsel, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees) and, to the fullest extent permitted by law, amounts paid in settlement, in each case to the extent actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such action or proceeding unless the Company shall establish, by clear and convincing evidence, in accordance with the procedures described in subsection 2(c) of this Agreement, that Indemnitee intentionally acted in bad faith and in a manner that Indemnitee did not reasonably believe to be in the best interests of the Company, the Subsidiary or Affiliate.

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(d) RETROACTIVE APPLICATION. The provisions of Sections l(a), (b) and (c) above shall apply both retroactively and prospectively. However, unless otherwise provided, the Company's indemnification obligation under this Section l(c) shall apply only retroactively for the period through and including the date of this Agreement, plus any renewal period(s). Unless otherwise provided, however, the provisions of Section l(c) may be retroactively extended by the parties to cover additional periods. This retroactive extension may be accomplished either by (i) a written amendment extending the term of the Agreement retroactively up to and including the date of any such amendment(s), or, (ii) in the absence of such an amendment, by means of a retroactive renewal once the relevant time period has expired. For purposes of this Agreement, the retroactive renewal shall occur automatically upon the expiration of each successive calendar month that Indemnitee has been employed by the Company, or Subsidiary or Affiliate following the effective date of this Agreement, unless the Company delivers written notice to Indemnitee prior to the start (and not later than the tenth day) of the then current calendar month that it will not indemnify Indemnitee under Section 1(b) for that month or any future period.

(e) ACTIONS WHERE INDEMNITEE IS DECEASED. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he is or was Counsel or another agent of the Company, Subsidiary or Affiliate or by reason of anything done or not done by him in any such capacity, and if prior to, during the pendency of or after completion of such proceeding Indemnitee becomes deceased, the Company shall indemnify the Indemnitee's heirs, executors and administrators against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred to the extent Indemnitee would have been entitled to indemnification pursuant to Sections l(a), l(b), or l(c) above were Indemnitee still alive.

(f) INSURED EXPENSES EXCLUDED. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) to the extent such payment is actually made to Indemnitee under a valid and collectible insurance policy of D&O Insurance, or under a valid and enforceable indemnity clause, by-law or agreement.

2.	EXPENSES; INDEMNIFICATION PROCEDURE.

(a) MANDATORY ADVANCEMENT OF EXPENSES. The Company shall advance all reasonable expenses incurred by Indemnitee (at the then prevailing rate for such legal services in the New York metropolitan area) in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in subsection l(a), 1(b) or l(c) of this Agreement (but not amounts actually paid in settlement of any such action or proceeding). Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to Indemnitee within twenty (20) days following delivery of a written request therefor by Indemnitee to the Company.

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(b) NOTICE/COOPERATION BY INDEMNITEE. Indemnitee shall, as a condition precedent to his right to be indemnified or be advanced expenses under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

(c) PROCEDURE. If a claim under this Agreement, under any statute, or under any provision of the Company's Articles of Incorporation or By-laws providing for indemnification, is not paid in fun by the Company within a reasonable period of time not to exceed thirty (30) calendar days, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 13 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including reasonable attorneys' fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company, and Indemnitee shall be entitled to receive interim payments of expenses pursuant to subsection 2(a) of this Agreement unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties' intention that if the Company contests Indemnitee's right to indemnification, the question of Indemnitee's right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) to have made a determination that indemnification of Indemnitee is proper under the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(d) NOTICE TO INSURERS. If, at the time of the receipt of a notice of a claim pursuant to subsection 2(b) of this Agreement, the Company has malpractice liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(e) RELATIONSHIP TO OTHER SOURCES. Indemnitee shall not be required to exercise any rights against any other parties (for example, under any insurance policy purchased by the Company, Indemnitee or any other person or entity) before Indemnitee enforces this Agreement. However, to the extent the Company actually indemnifies Indemnitee or advances expenses, the Company shall be entitled to enforce any such rights that Indemnitee may have against third parties. Indemnitee shall assist the Company in enforcing those rights if the Company pays Indemnitee's reasonable costs and expenses of doing so.

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(f) SELECTION OF COUNSEL. In the event the Company shall be obligated under subsection 2(a) of this Agreement to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with independent counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention and payment of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his counsel in any such proceeding at Indemnitee's expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the reasonable fees and expenses of Indemnitee's counsel shall be at the expense of the Company.

3.	ADDITIONAL INDEMNIFICATION RIGHTS; NONEXCLUSIVITY.

(a) SCOPE. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification may not be specifically authorized by the other provisions of this Agreement, the Company's Articles of Incorporation, the Company's By-Laws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of the Company to indemnify Counsel under Section l(c) above, such changes shall be, ipso facto, within the purview of Indemnitee's rights and the Company's obligations, under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of the Company to indemnify a member of its or a Subsidiary's Board of Directors or an officer or other agent such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder.

(b) NONEXCLUSIVITY. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company's Articles of Incorporation, its By-Laws, any agreement, any vote of shareholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise, both as to action in Indemnitee's official capacity and as to action or inaction in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any action or other covered proceeding is commenced.

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4. PARTIAL INDEMNIFICATION. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any civil or criminal action or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

5. MUTUAL ACKNOWLEDGMENT. Both the Company and Indemnitee acknowledge that this Agreement complies with applicable New Jersey law and that the Company is represented by independent counsel in the formation of this Agreement. As such, the Agreement complies fully with Rule 1.8(h) of the Model Rules of Professional Conduct applicable to attorneys.

6. ATTORNEY MALPRACTICE INSURANCE. The Company may, from time to time, make the good faith determination, in its sole discretion, whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing Counsel of the Company with coverage for losses from wrongful and negligent acts or omissions, or to ensure the Company's performance of its indemnification obligations under this Agreement. The Company further reserves the right to reimburse individual Counsel for policies of insurance covering Indemnitee's conduct while an employee of the Company. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of attorney malpractice insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company's directors. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if Indemnitee is covered by similar insurance maintained by a Subsidiary or parent of the Company.

7. SEVERABILITY. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 7. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the fun extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

8. EXCEPTIONS. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) EXCLUDED ACTS. To indemnify Indemnitee for any acts or omissions or transactions from which Counsel may not be relieved of liability under applicable New Jersey law.

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(b) CLAIMS INITIATED BY INDEMNITEE. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

(c) LACK OF GOOD FAITH. To indemnify Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that the material assertions made by the Indemnitee in such proceeding were not made in good faith or were frivolous; or

(d) INSURED CLAIMS. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under a policy of attorney malpractice insurance maintained by the Company; or

(e) CLAIMS FROM ACTIONS TAKEN OUTSIDE COURSE OF EMPLOYMENT. To indemnify Indemnitee for expenses or liabilities arising solely from actions outside the course of Counsel's employment if Indemnitee was not acting in a legal capacity on behalf of or at the direction of the Company, a Subsidiary or Affiliate.

9. EFFECTIVENESS OF AGREEMENT; TERM.

(a) This Agreement shall be effective as of the date set forth on the first page and shall apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was employed as Counsel by the Company or any Subsidiary or Affiliate, or was serving at the request of the Company or any Subsidiary or Affiliate as Counsel or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

(b) The Company's obligations under this Agreement shall continuously, irrevocably and perpetually cover Indemnitee's covered acts and omissions which occur during the period Indemnitee is or was Counsel, employee or agent of the Company (whether on a full or part-time basis) and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Indemnitee was serving in the capacity referred to herein.

(c) The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

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10. CONSTRUCTION OF CERTAIN PHRASES.

(a) For purposes of this Agreement, the term "Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, attorneys, employees or agents, so that if Indemnitee is or was Counsel, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as Counsel, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b) For purposes of this Agreement, the term "Subsidiary" shall include a corporation, company or other entity

(i) 50% or more of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or

(ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but 50% or more of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company, or one or more Subsidiaries.

(c) For purposes of this Agreement, references to "other enterprises" shall include affiliated or related entities in which Company does not have 50% or more of the outstanding shares and employee benefit plans; references to "fines" shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to "serving at the request of the Company" shall include, but shall not be limited to, any service as Counsel or agent of the Company which imposes duties on, or involves services by, such Counsel or agent with respect to an employee benefit plan, its participants, or beneficiaries.

(d) For purposes of this Agreement, "proceeding" means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative.

(e) For purposes of this Agreement, "expenses" include all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by the Indemnitee for which he is not otherwise compensated by the Company or any third party) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement or Section 145 or otherwise; provided, however, that "expenses" shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a proceeding.

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(f) For purposes of this Agreement, "Affiliate" means an entity that directly or indirectly controls, is controlled by, or is under common control with the Company. For purposes of this definition, control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by contract or otherwise.

11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee's estate, heirs, legal representatives and assigns.

13. ATTORNEYS' FEES. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys' fees, incurred by Indemnitee with respect to such action, regardless of the outcome of the action, unless as a part of such action, the court of competent jurisdiction determines that the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys' fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee's counterclaims and crossclaims made in such action), regardless of the outcome of the action, unless as a part of such action the court determines that Indemnitee's material defenses to such action were not made in good faith or were frivolous.

14. NOTICE. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt, (ii) if mailed by domestic certified or registered mail with postage prepaid, on the fifth business day after the date postmarked, or (iii) if sent by confirmed telex or facsimile, on the date sent. Notices shall be addressed as follows:

(a) if to the Company:

Net2Phone Attn: CEO 520 Broad Street Newark, NJ 07102

(b) if to Indemnitee, to the address of Indemnitee set forth under Indemnitee's signature below;

or to such other address or attention of such other person as any party shall advise the other parties in writing.

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15. CONSENT TO JURISDICTION; CHOICE OF VENUE. The Company and Indemnitee each hereby irrevocably consents to the jurisdiction of the courts of the State of New Jersey and the federal courts within the State for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

16. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND ITS PROVISIONS CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY AND THE APPLICABLE RULES OF PROFESSIONAL CONDUCT GOVERNING ATTORNEYS.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written,

NET2PHONE, INC.

By: /s/ Stephen Greenberg
Print Name: Stephen Greenberg
Print title: Chief Executive Officer

AGREED TO AND ACCEPTED:

INDEMNITEE:

/s/ Glenn Williams

Print name: Glenn Williams

Address:

5 Chaucer Dr.

Hackettstown, NJ. 07840